First National Lincoln Corporation Reports Earnings Per Share of $1.25 for 2006

DAMARISCOTTA, ME, January 24 – First National Lincoln Corporation (Nasdaq NM: FNLC), today announced unaudited results for the year ended December 31, 2006. Earnings per share on a fully diluted basis were $1.25, down $0.05 or 3.8% from the $1.30 reported for the year ended December 31, 2005. Net income for the year ended December 31, 2006, was $12,295,000, a decrease of $548,000 or 4.3% from the $12,843,000 posted for the year ended December 31, 2005. After 15 years of consecutive earnings increases, this was the first year since 1990 the Company has posted a decrease in earnings over the prior year.

The Company also announced unaudited results for the quarter ended December 31, 2006. Earnings per share on a fully diluted basis were $0.30, down $0.04 or 11.8% from the $0.34 reported for the same period in 2005. Net income for the quarter ended December 31, 2006, was $2,970,000, a decrease of $397,000 or 11.8% from the $3,367,000 posted for the fourth quarter of 2005.

“Although our results showed a reduction in earnings compared to 2005, in my view 2006 was still a good year for First National Lincoln Corporation,” said Daniel R. Daigneault, the Company’s President and Chief Executive Officer. “Our financial results tell two stories. On the one hand, an extremely challenging interest rate environment with an inverted yield curve was the primary reason for our earnings falling slightly short of those posted in 2005. On the other hand, our earnings of $12.3 million for the year remain very respectable, especially when judged by our return on tangible equity, which at 15.75% is above our peers.

“FNLC’s asset growth slowed in the third and fourth quarters of 2006,” President Daigneault observed, “with total loans increasing only $9.6 million or 1.2% during the fourth quarter. Borrowing demand has definitely been lower than we have experienced during prior years in our market areas – the Mid-Coast and Down East regions of Maine – and this, in turn, has led to a higher level of competition for loans, sometimes with what we view to be irrational pricing from other lenders. We are committed, however, to remain disciplined in our approach, and will not chase loan volume if the pricing or associated level of interest rate risk and credit risk is, in our view, not in the long-term best interest of the Bank and the Company.

“We also experienced compression in our net interest margin during 2006,” President Daigneault continued, “the result of the inverted yield curve and a shift in our funding mix. An inverted yield curve, one where short-term interest rates are higher than medium- or long-term interest rates, is one of the most difficult rate environments for financial institutions to manage in. This has been true for the majority of U.S. banks in 2006, and applied to us as well. At the same time, we saw a movement from low-cost core deposits to higher-yielding certificates of deposit during 2006, the result of 17 consecutive increases by the Federal Reserve that raised short-term rates by 4.25% between June of 2004 and June of 2006.

“The combination of lower levels of asset growth and a narrowing net interest margin resulted in net interest income declining by $1.0 million or 3.1% during 2006 when compared to 2005,” President Daigneault observed. “Fortunately, this decline was offset by non-interest income, which increased $1.3 million or 14.1% in 2006 compared to 2005. The Company posted excellent growth in fees from investment management activities and deposit accounts – up 15.7% and 12.9%, respectively – while other operating income increased by 18.8%, due in part to one-time items totaling $0.4 million.”

“The other major factor impacting our 2006 operating results was our operating expenses, which actually declined when compared to 2005,” noted F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. “The reason for this decline was two-fold. First, we realized additional economies during 2006 after the acquisition of FNB Bankshares, which closed in January of 2005, and second, all of FNLC’s employees did an outstanding job in finding ways to hold down operating expenses in a very challenging year.

“Although our provision to the allowance for loan losses increased $1.1 million in 2006 compared to 2005, this was not attributable to a significant decline in credit quality,” Mr. Ward continued. “Instead, it was the result of a much lower level of provision necessary in 2005 than in 2006 to maintain the allowance for loan losses at an adequate level. Even though our level of chargeoffs as a percentage of loans outstanding was higher in 2006 than in 2005, it remains historically low at 0.13% when compared to the 0.15% we have averaged over the past ten years.

“Despite the decline in net income in 2006 when compared to 2005, our operating ratios remain strong,” Mr. Ward observed. “As previously noted, we posted a return on tangible equity of 15.75% for the year ended December 31, 2006. Although this is lower than the results posted for 2005, it remains comfortably above the 15.00% mark which is considered the threshold defining high-performance banks. At the same time, our efficiency ratio of 52.12% demonstrates the impact of lower operating expenses and increased revenues that were noted previously, and is significantly improved when compared to 2005 and pre-acquisition pro-forma results for 2004.”

“Perhaps the most disappointing area for the Company in 2006 was the performance of our stock,” President Daigneault said. “We closed the year at $16.72 per share, down $0.86 or 4.9% from our year-end 2005 close of $17.58 per share. Based upon fully diluted earnings per share of $1.25, this is a price-to-earnings ratio of 13.4, which in our view is low in comparison to other community banks and for our actual performance results. During the past five years, however, our stock has significantly outperformed both the broad market S&P 500 as well as our industry specific NASD Bank Index with a compound annual total return for FNLC of 21.44% versus 6.19% and 12.02% for the S&P 500 and NASD Bank Index, respectively.

“As I noted at the end of the third quarter, although our performance has not been at the level we have achieved for the past ten years, in my opinion it is very good considering current interest rates and economic conditions,” President Daigneault concluded. “We continue to produce a return on tangible equity that is well above peer, and our improving efficiency ratio demonstrates our ability to control expenses during a difficult year. We increased our cash dividend each quarter in 2006 and paid out nearly half of our 2006 earnings in dividends to our shareholders. When all of these factors are combined, I am pleased with our results in 2006 and continue to view First National Lincoln Corporation as a good investment opportunity.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
In thousands of dollars	2006	2005
Assets
Cash and due from banks	$24,188	$25,982
Overnight funds sold	-	-
Securities available for sale	44,815	54,743
Securities to be held to maturity (fair value $134,649 at December 31, 2006, and $128,563 at December 31, 2005)	135,734	129,238
Loans held for sale (fair value approximates cost)	460	-
Loans	838,145	772,338
Less: allowance for loan losses	6,364	6,086
Net loans	831,781	766,252
Accrued interest receivable	6,140	5,005
Premises and equipment	15,844	16,712
Other real estate owned	1,144	-
Goodwill	27,684	27,684
Other assets	16,911	16,593
Total Assets	$1,104,701	$1,042,209
Liabilities
Demand deposits	$62,157	$62,109
NOW deposits	99,612	109,124
Money market deposits	137,163	127,630
Savings deposits	98,131	109,615
Certificates of deposit	179,617	125,741
Certificates $100,000 and over	228,555	179,745
Total deposits	805,235	713,964
Borrowed funds	179,862	215,189
Other liabilities	11,985	9,604
Total Liabilities	997,082	938,757
Shareholders' Equity
Common stock	98	99
Additional paid-in capital	45,527	47,718
Retained earnings	61,298	54,901
Net unrealized gains on securities available-for-sale	696	734
Total Shareholders' Equity	107,619	103,452
Total Liabilities & Shareholders' Equity	$1,104,701	$1,042,209

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the years ended		For the quarters ended
	December 31,		December 31,
In thousands of dollars	2006	2005	2006	2005
Interest income
Interest and fees on loans	$54,585	$42,623	$14,421	$12,004
Interest on deposits with other banks	64	13	3	3
Interest and dividends on investments	9,555	7,795	2,304	2,094
Total interest income	64,204	50,431	16,728	14,101
Interest expense
Interest on deposits	25,804	13,489	7,264	4,510
Interest on borrowed funds	7,785	5,359	1,829	1,406
Total interest expense	33,589	18,848	9,093	5,916
Net interest income	30,615	31,583	7,635	8,185
Provision for loan losses	1,325	200	425	100
Net interest income after provision for loan losses	29,290	31,383	7,210	8,085
Non-interest income
Investment management and fiduciary income	1,951	1,686	504	441
Service charges on deposit accounts	2,752	2,438	698	660
Net securities gains	-	-	-	-
Mortgage origination and servicing income	503	616	143	135
Other operating income	5,100	4,294	1,283	954
Total non-interest income	10,306	9,034	2,628	2,190
Non-interest expense
Salaries and employee benefits	10,826	11,099	2,620	2,750
Occupancy expense	1,421	1,395	363	379
Furniture and equipment expense	2,124	2,136	567	572
Amortization of identified intangibles	283	271	71	71
Other operating expense	7,785	7,617	2,068	1,851
Total non-interest expense	22,439	22,518	5,689	5,623
Income before income taxes	17,157	17,899	4,149	4,652
Applicable income taxes	4,862	5,056	1,179	1,285
NET INCOME	$12,295	$12,843	$2,970	$3,367

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the years ended		For the quarters ended
Dollars in thousands,	December 31		December 31
except for per share amounts	2006	2005	2006	2005

Summary of Operations
Interest Income	$64,204	$50,431	$16,728	$14,101
Interest Expense	33,589	18,848	9,093	5,916
Net Interest Income	30,615	31,583	7,635	8,185
Provision for Loan Losses	1,325	200	425	100
Non-Interest Income	10,306	9,034	2,628	2,190
Non-Interest Expense	22,439	22,518	5,689	5,623
Net Income	12,295	12,843	2,970	3,367
Per Common Share Data
Basic Earnings per Share	$1.25	$1.32	$0.30	$0.34
Diluted Earnings per Share	1.25	1.30	0.30	0.34
Cash Dividends Declared	0.610	0.530	0.160	0.140
Book Value	11.01	10.52	11.01	10.52
Market Value	16.72	17.58	16.72	17.58
Financial Ratios
Return on Average Equity (a)	11.63%	12.98%	10.98%	13.01%
Return on Average Tangible Equity (a)	15.75%	17.81%	14.80%	17.88%
Return on Average Assets (a)	1.14%	1.36%	1.08%	1.33%
Average Equity to Average Assets	9.81%	10.44%	9.84%	10.20%
Average Tangible Equity to Average Assets	7.24%	7.61%	7.30%	7.42%
Net Interest Margin Tax-Equivalent (a)	3.24%	3.84%	3.11%	3.71%
Dividend Payout Ratio	48.80%	40.15%	53.33%	41.18%
Allowance for Loan Losses/Total Loans	0.76%	0.79%	0.76%	0.79%
Non-Performing Loans to Total Loans	0.42%	0.40%	0.42%	0.40%
Non-Performing Assets to Total Assets	0.32%	0.30%	0.32%	0.30%
Efficiency Ratio	52.12%	52.89%	52.44%	51.67%
At Period End
Total Assets	$1,104,701	$1,042,209	$1,104,701	$1,042,209
Total Loans	838,145	772,338	838,145	772,338
Total Investment Securities	180,549	183,981	180,549	183,981
Total Deposits	805,235	713,964	805,235	713,964
Total Shareholders’ Equity	107,619	103,452	107,619	103,452
(a) Annualized using a 365-day basis